UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 27, 2020

PARSLEY ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36463	46-4314192
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

303 Colorado Street

Suite 3000

Austin, Texas 78701

(Address of Principal Executive Offices)

(Zip Code)

(737) 704-2300

Registrant’s Telephone Number, including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	PE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 27, 2020, Parsley Energy, Inc. (the “Company”), Parsley Energy, LLC (“Parsley LLC”), as borrower, certain subsidiaries of Parsley LLC (the “Guarantors”), Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), and the other lenders party thereto entered into the Ninth Amendment to Credit Agreement (the “Ninth Amendment”). The Ninth Amendment amends the Credit Agreement, dated as of October 28, 2016 (as previously amended and as further amended by the Ninth Amendment, the “Credit Agreement”), by and among the Company, Parsley LLC, the Guarantors, the Administrative Agent, JPMorgan Chase Bank, N.A. and BMO Harris Bank, N.A., as syndication agents, Citibank, N.A., Credit Suisse AG, Cayman Islands Branch, Royal Bank of Canada and U.S. Bank National Association, as documentation agents, and the other lenders party thereto.

The Ninth Amendment, among other things, modified the terms of the Credit Agreement to (i) increase the Aggregate Elected Borrowing Base Commitments (as defined in the Credit Agreement) from $1.0 billion to $1.075 billion, (ii) reaffirm the Borrowing Base (as defined in the Credit Agreement) at $2.7 billion, (iii) extend the maturity date from October 28, 2021 to October 28, 2023, (iv) increase the letters of credit commitments from $30.0 million to $60.0 million, (v) increase the applicable margins for borrowings under the Credit Agreement to a range of (A) 2.00% to 3.00% for LIBOR based borrowings and (B) 1.00% to 2.00% for alternative base rate based borrowings, with the specific applicable margins determined by reference to borrowing base utilization, (vi) add provisions to facilitate the transition from the use of LIBOR as a benchmark rate for borrowings upon the occurrence of certain events, (vii) add, at times only when the Aggregate Elected Borrowing Base Commitments are greater than 75% of the Borrowing Base then in effect and the Consolidated Cash Balance (as defined in the Credit Agreement) is in excess of $150.0 million, a mandatory prepayment of such excess amount, (viii) add an additional financial covenant of a maximum Secured Leverage Ratio (as defined in the Credit Agreement) of not more than 2.50 to 1.00 as of the last day of any fiscal quarter for the four fiscal quarters ending on such date, (ix) require a Semi-Annual Scheduled Redetermination (as defined in the Credit Agreement) to occur on or about October 15, 2020 and (x) amend certain other negative covenants, schedules and annexes to the Credit Agreement.

The Administrative Agent, the other lenders party to the Credit Agreement, and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company and its affiliates in the ordinary course of business for which they have received and would receive customary compensation. In addition, in the ordinary course of their various business activities, such parties and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve the Company’s securities and/or instruments.

The foregoing description of the Ninth Amendment is qualified in its entirety by reference to the Ninth Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 7.01	Regulation FD Disclosure.

A copy of the Company’s new release announcing the Ninth Amendment to the Credit Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference.

The information in this Item 7.01 (including the exhibit) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1

Ninth Amendment to Credit Agreement, dated April 27, 2020, among Parsley Energy, LLC, as borrower, Parsley Energy, Inc., each of the guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A. and BMO Harris Bank, N.A., as syndication agents, Citibank, N.A., Credit Suisse AG, Cayman Islands Branch, Royal Bank of Canada and U.S. Bank National Association, as documentation agents, and the lenders party thereto.

99.1	News Release, dated April 28, 2020, titled “Parsley Energy Announces Increase To Commitment Amount, Reaffirmed Borrowing Base, and Extension of Maturity Date For Its Revolving Credit Facility.”

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARSLEY ENERGY, INC.

By:	/s/ Colin W. Roberts
Colin W. Roberts
Executive Vice President—General Counsel

Dated: April 28, 2020

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